Oppenheimer Limited-Term Bond Fund
N-SAR Exhibit – Item 77D

Oppenheimer Limited-Term Bond Fund (the “Registrant”) has changed its 80% investment policy. A description is contained in the prospectus and statement of additional information dated August 1, 2013, filed in Post-Effective Amendment No. 59 to the Registrant’s Registration Statement, Accession Number 0000728889-13-001077, which is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.